EXHIBIT 99

[Logo of Media Sciences]

For Immediate Release

NEWS RELEASE: Media Sciences Advises of Litigation By Xerox

OAKLAND, N.J., June 26, 2006—Media Sciences International, Inc. (AMEX: GFX), the leading independent manufacturer of office color printer supplies, today reported that Xerox Corporation filed a patent infringement lawsuit in the Southern District of New York (U.S. District Court filing 06CV4872), alleging that Media Sciences’ solid inks designed for use in the Xerox® Phaser® 8500 and 8550 printers infringe four Xerox-held patents. The four patents referenced in the suit are related to the shape of the ink sticks.

Media Sciences believes its inks do not infringe any valid U.S. patents. The Company has a strict policy of respecting the intellectual property of others. The Company intends to vigorously defend these allegations of infringement. All Media Sciences’ products reflect this dedication to intellectual property sensitivity as part of the Company’s Science of Color™ commitment to deliver affordable, high quality, non-infringing, warranty-protected products to its customers.

Further, Media Sciences considers Xerox’s conduct a violation of a 2001 Settlement Agreement between the two companies. The Agreement settled litigation between the parties, which Media Sciences initiated in 1999. The Company is evaluating all of its legal options, including possible counterclaims.

The Company has previously stated that, as a result of new color toner products and current sales trends of existing products, it expects the growth of color toner cartridge sales to continue to outpace that of solid ink sales in fiscal 2006, and advises the same for fiscal 2007. Eight of the ten new product lines released by the Company in fiscal year 2006 were in the color toner category. The Media Sciences products related to the suit were introduced in December 2005 and represent less than 10% of the Company’s fiscal 2006 revenue.

“Media Sciences has competed with Xerox in this market for nearly a decade, and we are disappointed that Xerox has moved this competition from the marketplace into the courtroom,” said Michael W. Levin, President and CEO of Media Sciences. “We are also surprised that Xerox has not honored its commitments embodied in the 2001 Settlement Agreement.”

Mr. Levin continued, “Media Sciences is prepared to respond while also continuing our aggressive plans for continued growth. Our longstanding commitment to delivering quality, value, and a choice to color printer users remains firm. Our customers and end users can continue to expect from Media Sciences a complete portfolio of newly manufactured, warranty-protected, color printer supplies, including our products for use in the Xerox Phaser 8500 and 8550 printers, all of which deliver a high-quality, lower cost alternative to the printer manufacturer’s brand.”

The suit seeks unspecified damages, injunctive relief, and fees. The outcome of this litigation may have a material adverse effect on the Company.

About Media Sciences International, Inc. (AMEX: GFX): Media Sciences International, Inc. (AMEX: GFX), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Xerox®, Tektronix®, OKI®, Ricoh®, Konica-Minolta/Minolta-QMS®, Epson®, and Brother® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color™—the company’s proprietary process for delivering the very best quality at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. With the Company’s groundbreaking INKlusive™ FREE Color Printer Program (www.inklusive.com), printer users buy the supplies, and get the printer for free. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names and trademarks are used for descriptive purposes only and are the properties of their respective owners.

Contacts:
Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences
kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Barb Short, Marketing Communications Manager, Media Sciences
bshort@mediasciences.com, 201.677.9311, ext. 216

Forward Looking Statements
Our disclosure and analysis in this report contain forward-looking information, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, about our financial results and estimates, business prospects and products in development that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historic or current facts. These forward-looking statements use terms such as “believes,” “expects,” “may”, “will,” “should,” “anticipates,” “estimate,” “project,” “plan,” or “forecast” or other words of similar meaning relating to future operating or financial performance or by discussions of strategy that involve risks and uncertainties.   From time to time, we also may make oral or written forward-looking statements in other materials we release to the public.  These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including, but not limited to, our continuing ability to obtain additional financing, dependence on contracts with suppliers and major customers, competitive pricing for our products, demand for our products, changing technology, our introduction of new products, industry conditions, anticipated future revenues and results of operations, retention of key officers, management or employees, prospective business ventures or combinations and their potential effects on our business.  Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon our business. We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. We cannot predict whether future developments affecting us will be those anticipated by management, and there are a number of factors that could adversely affect our future operating results or cause our actual results to differ materially from the estimates or expectations reflected in such forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.